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                                                                  Exhibit (c)(2)


A.B. WATLEY GROUP COMPLETES ACQUISITION OF ON-SITE TRADING, INC. COMPANY ASSETS

NEW YORK, NY - November 6, 2001 - A.B. Watley Group Inc. (NASDAQ: ABWG), premier provider of financial services technology (WWW.ABWATLEY.COM), today has announced the completion of the purchase of the assets of On-Site Trading, Inc. (On-Site), a privately-held direct-access trading firm based in Great Neck, New York. The purchase was concluded November 2, 2001and includes the acquisition of approximately 500 Internet-based accounts and 1,200 accounts in 14 service locations that constitute customer assets nearing $84 million. On-Site's active client base averaging 88 trades per account per month, generating approximately $1.2 million in monthly gross revenues. The cost of the acquisition is valued at $7.4 million, consisting of 1.875 million shares of A.B. Watley Group Inc. common stock and the assumption over a three-year period of up to $1.8 million in liabilities.

"We are very excited about this opportunity. With this asset acquisition we have significantly increased our high-end retail trading volumes and are now conducting brick-and-click business on a national scale. Watley looks forward to growing our high-end retail business and leveraging our proven, scalable technology through this larger infrastructure. Given the extensive planning of A.B. Watley, Inc. and On-Site to date, we expect a seamless integration of our operations and significant growth to follow." said Steven Malin, Chairman and CEO of A.B. Watley Group Inc.

Gary Mednick, former President of On-Site is joining A.B. Watley Group as an Executive Vice-President - Business Development. Mr. Mednick stated "I am excited about joining Watley and the opportunities that this acquisition will provide in the growth of Watley's active trading segment. Watley has the technology and corporate infrastructure that will maximize the potential of these added assets. On-Site Trading's assets give Watley a significant increase in trading volume and makes the economies of scale perform very well."

"This asset acquisition represents accounts that increase our high-end retail trading volume nearly 150%, adding what we anticipate as $1.2 million in monthly gross revenues and represents a very healthy, cash flow positive business. They bring us a very active trading customer group that is both Internet-based and in national regional service locations. In an inhospitable climate, we continue to make significant strides towards profitability. We have

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been accruing these revenues since October 1st and they will add significantly to our first quarter 2002 numbers." Joseph Ramos, CFO of Watley Group said.

ABOUT A.B. WATLEY GROUP INC.

A.B. Watley Group Inc. is a financial services software company that owns and operates A.B. Watley, Inc., a New York-based NASD registered broker/dealer. A.B. Watley, Inc. is among the largest direct-access brokerage firms in the industry and operates an Institutional Sales and Trading Division specializing in the execution of complex and sensitive large-block equity transactions for institutions in the buy-side community. A.B. Watley Group licenses software technology and provides trading solutions for E-Brokerages, banks, direct-access firms and clearing corporations. Through A.B. Watley, Inc. the firm provides one of the highest quality trading platforms available at among the lowest costs in the industry. Watley Group's technology has been featured in three (3) case studies by Sun Microsystems and was featured in the SUNW annual report. A.B. Watley Group Inc.'s competitors include Trade Cast, Ameritrade, Schwab, Cyber Corp, Momentum Trading. The firm is located at 40 Wall Street and on the web at http://www.abwatley.com .

SAFE HARBOR STATEMENT

Certain aspects of this transaction require approval by the National Association of Securities Dealers, Inc. and other regulators prior to final implementation. A.B. Watley, Inc. has filed the necessary application to modify its existing business with the NASD and will continue to cooperate in the ongoing regulatory review. Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995, as amended). Any number of conditions may occur which would materially affect important factors in this analysis and materially change expectations. These factors include, but are not limited to, customer trading activity, loss of one or more significant customers, change in technology, issues involved in the launch of new or modified software programs, issues involved in acting as licensor for proprietary software, shifts in competitive patterns, ability to manage growth effectively, risks associated with acquisitions including integration risks, risks associated with strategic partnerships, various project-associated risks, substantial competition, general economic conditions, risks associated with intellectual property rights, risks associated with international operations and other risk factors listed from time to time in A.B. Watley Group Inc.'s filings and reports with the Securities and Exchange Commission.

CONTACT

Sara Walser
A.B. Watley Group Inc.
(212) 422 1664 ex 5808
swalser@abwatley.com